UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

China Cablecom Holdings, Ltd.
(Name of Issuer)

Ordinary Shares, par value $0.0015 per share
(Title of Class of Securities)

G21176303
(CUSIP Number)

Oliver Jimenez Chief Compliance Officer Platinum Management (NY) LLC 152 West 57th Street, 4th Floor New York, New York 10019 (212) 582-2222	With copies to: James G. Smith Tarter Krinsky & Drogin LLP 1350 Broadway, 11th Floor New York, New York 10018 (212) 216-8000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 13, 2014
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G21176303

1	NAMES OF REPORTING PERSONS

Platinum Partners Value Arbitrage Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	7	SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	9	SOLE DISPOSITIVE POWER
PERSON
WITH
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14	TYPE OF REPORTING PERSON

PN

CUSIP No. G21176303

1	NAMES OF REPORTING PERSONS

Platinum Partners Liquid Opportunity Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	7	SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	9	SOLE DISPOSITIVE POWER
PERSON
WITH
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14	TYPE OF REPORTING PERSON

PN

CUSIP No. G21176303

1	NAMES OF REPORTING PERSONS

Centurion Credit Group Master Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	9	SOLE DISPOSITIVE POWER
PERSON
WITH
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14	TYPE OF REPORTING PERSON

PN

CUSIP No. G21176303

1	NAMES OF REPORTING PERSONS

Platinum Management (NY) LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	9	SOLE DISPOSITIVE POWER
PERSON
WITH
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14	TYPE OF REPORTING PERSON

OO

CUSIP No. G21176303

1	NAMES OF REPORTING PERSONS

Platinum Partners Value Arbitrage LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	9	SOLE DISPOSITIVE POWER
PERSON
WITH
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14	TYPE OF REPORTING PERSON

PN

CUSIP No. G21176303

1	NAMES OF REPORTING PERSONS

Platinum Liquidity Opportunity GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	9	SOLE DISPOSITIVE POWER
PERSON
WITH
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14	TYPE OF REPORTING PERSON

OO

CUSIP No. G21176303

1	NAMES OF REPORTING PERSONS

Platinum Liquid Opportunity Management (NY) LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	9	SOLE DISPOSITIVE POWER
PERSON
WITH
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14	TYPE OF REPORTING PERSON

OO

CUSIP No. G21176303

1	NAMES OF REPORTING PERSONS

Centurion Credit Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	9	SOLE DISPOSITIVE POWER
PERSON
WITH
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14	TYPE OF REPORTING PERSON

OO

CUSIP No. G21176303

1	NAMES OF REPORTING PERSONS

Centurion Credit Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7	SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	9	SOLE DISPOSITIVE POWER
PERSON
WITH
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14	TYPE OF REPORTING PERSON

PN

CUSIP No. G21176303

1	NAMES OF REPORTING PERSONS

Mark Nordlicht
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER
NUMBER OF
SHARES
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH
REPORTING	9	SOLE DISPOSITIVE POWER
PERSON
WITH
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14	TYPE OF REPORTING PERSON

IN

This statement is being filed solely to report that the reporting persons have ceased to be the beneficial owner of more than five percent of any class of equity securities of the issuer registered under Section 12 of the Securities Exchange Act of 1934, as amended, by virtue of that final decision revoking the registration of each class of registered securities of Cablecom Holdings Ltd. (n/k/a China Cablecom Ltd.) as described in Securities Exchange Act Release No. 71552 (dated February 13, 2014).

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, the undersigned each certifies that the information with respect to it set forth in this statement is true, complete and correct.

Dated: March 5, 2014

PLATINUM PARTNERS VALUE ARBITRAGE FUND LP
By Platinum Partners Value Arbitrage LP, its General Partner
By Platinum Partners Value Arbitrage (GP) Corp., its General Partner

By: /s/ OLIVER JIMENEZ
Oliver Jimenez
Chief Compliance Officer

PLATINUM PARTNERS LIQUID OPPORTUNITY MASTER FUND L.P.
By Platinum Liquid Opportunity GP LLC, its General Partner

By: /s/ OLIVER JIMENEZ
Oliver Jimenez
Chief Compliance Officer

PLATINUM MANAGEMENT (NY), LLC

By: /s/ OLIVER JIMENEZ
Oliver Jimenez
Chief Compliance Officer

PLATINUM PARTNERS VALUE ARBITRAGE LP
By Platinum Partners Value Arbitrage (GP) Corp., its General Partner

By: /s/ OLIVER JIMENEZ
Oliver Jimenez
Chief Compliance Officer

PLATINUM LIQUID OPPORTUNITY GP LLC

By: /s/ OLIVER JIMENEZ
Oliver Jimenez
Chief Compliance Officer

PLATINUM LIQUID OPPORTUNITY MANAGEMENT (NY) LLC

By: /s/ OLIVER JIMENEZ
Oliver Jimenez
Chief Compliance Officer

CENTURION CREDIT GROUP MASTER FUND, LP
By Centurion Credit Holdings LLC, its General Partner

By: /s/ OLIVER JIMENEZ
Oliver Jimenez
Chief Compliance Officer

CENTURION CREDIT HOLDINGS LLC

By: /s/ OLIVER JIMENEZ
Oliver Jimenez
Chief Compliance Officer

CENTURION CREDIT MANAGEMENT, L.P.
By Platinum Credit Management LLC, its General Partner

By: /s/ OLIVER JIMENEZ
Oliver Jimenez
Chief Compliance Officer

/s/ MARK NORDLICHT
Name: Mark Nordlicht